UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2013

SPARTAN STORES, INC.

(Exact name of registrant as specified in its charter)

Michigan	000-31127	38-0593940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification no.)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan	49518-8700
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (616) 878-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01. Other Events.

As previously disclosed in the definitive joint proxy statement/prospectus of Nash-Finch Company (“Nash Finch”) and Spartan Stores, Inc. (“Spartan Stores”) filed with the Securities and Exchange Commission on October 15, 2013 (the “joint proxy statement/prospectus”), two putative class action lawsuits were filed on behalf of a putative class consisting of Nash-Finch stockholders challenging the transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 21, 2013 (the “Merger Agreement”), by and among Nash-Finch, Spartan Stores, and SS Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Spartan Stores (“Merger Sub”), providing for the merger of Merger Sub with and into Nash-Finch, with Nash-Finch surviving as a wholly owned subsidiary of Spartan Stores (the “Merger”).

This Current Report on Form 8-K is filed to report a memorandum of understanding (the “Memorandum of Understanding”) regarding the settlement of certain litigation relating to the Merger Agreement, and is an update to the disclosure of such litigation made in the joint statement/prospectus.

On or about July 24, 2013, a putative class action complaint (the “State Court Action”) was filed in the District Court for the Fourth Judicial District, State of Minnesota, County of Hennepin (the “State Court”), by a stockholder of Nash-Finch in connection with the pending transaction. The State Court Action is styled Greenblatt v. Nash-Finch Co. et al., Case No. 27-cv-13-13710. That complaint was amended on August 28, 2013 after Spartan Stores filed a registration statement with the SEC containing a preliminary version of the joint proxy statement/prospectus. On September 9, 2013, the defendants filed motions to dismiss the State Court Action. On or about September 19, 2013, a second putative class action complaint (the “Federal Court Action” and, together with the State Court Action, the “Putative Class Actions”) was filed in the United States District Court for the District of Minnesota (the “Federal Court”), by a stockholder of Nash-Finch. The Federal Class Action is styled Benson v. Covington et al., Case No. 0:13-cv-02574.

The Putative Class Actions alleged that the directors of Nash-Finch breached their fiduciary duties by, among other things, approving a merger that provides for inadequate consideration under circumstances involving certain alleged conflicts of interest; that the Merger Agreement includes allegedly preclusive deal protection provisions; and that Nash-Finch and Spartan Stores allegedly aided and abetted the directors in breaching their duties to Nash-Finch’s stockholders. Both Putative Class Actions also alleged that the preliminary joint proxy statement/prospectus was false and misleading due to the omission of a variety of allegedly material information. The complaint in the Federal Court Action also asserts additional claims individually on behalf of the plaintiff under the federal securities laws. The Putative Class Actions sought, on behalf of their putative classes, various remedies, including enjoining the merger from being consummated in accordance with its agreed-upon terms, damages, and costs and disbursements relating to the lawsuit.

Spartan Stores believes that these lawsuits are without merit and that no further disclosure is required to supplement the joint proxy statement/prospectus under applicable laws; however, to eliminate the burden, expense and uncertainties inherent in such litigation, Nash-Finch and Spartan Stores agreed, as part of settlement discussions, to make certain supplemental disclosures requested by the Putative Class Actions in the definitive joint proxy statement/prospectus. On October 30, 2013, the defendants entered into the Memorandum of Understanding regarding the settlement of the Putative Class Actions. The Memorandum of Understanding outlines the terms of the parties’ agreement in principle to settle and release all claims which were or could have been asserted in the Putative Class Actions. In consideration for such settlement and release, Nash-Finch and Spartan Stores acknowledged that the supplemental disclosures in the joint proxy statement/prospectus were made in response to the Putative Class Actions. The Memorandum of Understanding contemplates that the parties will use their best efforts to agree upon, execute and present to the State Court for approval a stipulation of settlement within thirty days after the later of the date that the Merger is consummated or the date that plaintiffs and their counsel have confirmed the fairness, adequacy, and reasonableness of the settlement. Upon execution of such stipulation, and as a condition to final approval of the settlement, the plaintiff in the Federal Action shall withdraw the claims in and cause to be dismissed the Federal Action, with any individual claims being dismissed with prejudice. The Memorandum of Understanding provides that Nash-Finch will pay, on behalf of all defendants, the plaintiffs’ attorneys’ fees and expenses, subject to approval by the State Court, in an amount not to exceed $550,000. The stipulation of settlement will be subject to customary conditions, including approval by the State Court, which will consider the fairness, reasonableness and adequacy of such settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the State Court will approve the settlement even if the parties were to enter into such stipulation. In such event, or if the transactions contemplated by the Merger Agreement are not consummated for any reason, the proposed settlement will be null and void and of no force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 4, 2013	SPARTAN STORES, INC.

	By	/s/ David M. Staples
David M. Staples Executive Vice President and Chief Financial Officer